     EMPLOYMENT AGREEMENT, dated as of September 1, 1994, between ACCLAIM ENTERTAINMENT, INC. (the "Corporation"), a Delaware corporation, and GREGORY E. FISCHBACH (the "Executive"), an individual residing at 28 Cooper Road, Scarsdale, New York 10583.

                      W I T N E S S E T H :

     WHEREAS, the Executive has been employed by the Corporation and desires to continue in its employ, and the Corporation de-sires to continue the employment of the Executive, upon the terms and conditions hereinafter provided.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     FIRST: Employment. The Corporation hereby employs the Ex-ecutive as its Chief Executive Officer for the period commencing on September 1, 1994 and terminating on August 31, 1999, subject to earlier termination as provided in Articles THIRD and FOURTH hereof or upon the death of the Executive (the "Employment Period"). The Executive accepts such employment, agrees to be in charge of and responsible for all of the duties normally asso-ciated with said position, agrees faithfully and to the best of his abilities to perform such other services consistent with his position as a senior executive officer as may from time to time be assigned to him by the Board of Directors of the Corporation and agrees to devote substantially all of his business time, skill and attention to such services. Notwithstanding anything to the contrary in this Agreement, the Executive shall not be prevented from investing and managing his assets in such form or manner as will not unreasonably interfere with the services to be rendered by him hereunder, or from acting as a director, trustee, officer of, or on a committee of, or a consultant to, any other firm, trust or corporation where such positions do not unreasonably interfere with the services to be rendered by him hereunder. During the Employment Period, the Executive shall be entitled to executive office space, administrative and secretarial assistance reasonably acceptable to him and other support services appropriate to his duties hereunder. The Corporation shall not cause its principal executive office to be located more than 70 miles from the Executive's principal residence on the date hereof. The Corporation agrees to use its best efforts, at each meeting of its stockholders during the Employment Period at which directors are to be elected, to cause the Executive to be elected to such Board of Directors.

      SECOND:  Compensation.   A.  The Corporation shall pay to
the Executive, and the Executive shall accept from the Corporation, for the Executive's services during the Employment Period, (i) a salary at the rate of $775,000 per annum (the "Base Salary"), payable in accordance with the Corporation's customary executive payroll policy as in effect from time to time, but not less frequently than monthly, and (ii) a bonus (the "Bonus") with respect to each fiscal year during the Employment Period, payable not later than 120 days after the end of such fiscal year
(whether or not such payment date is during the Employment

Period), in an amount equal to (A) 3.0% of the net pre-tax profits up to $50,000,000 (but without giving effect to the expense related to the payment of such bonus to the Employee) reflected in the Corporation's audited financial statements for such fiscal year plus (B) 3.5% of the net pre-tax profits over $50,000,000 (but without giving effect to the expense related to the payment of such bonus to the Employee) reflected in the Corporation's audited financial statements for such fiscal year.

      B. The Corporation shall lease for the Executive's sole use during the Employment Period a current-model luxury type automobile selected by the Executive. The Corporation shall reimburse the Executive for all operating expenses incurred by him in connection with the use by him of such automobile pursuant to his responsibilities hereunder.

      C. The Executive shall be entitled to participate, on the same basis, subject to the same qualifications, as other senior executive officers of the Corporation, in any pension, profit sharing, stock purchase, stock option, savings, bonus, health insurance, hospitalization, and other fringe benefit plans and policies in effect with respect to senior executive officers of the Corporation. In addition, the Corporation shall provide the Executive with term life insurance in the amount of $2,000,000, payable to the Executive's designees, and the Corporation shall provide the Executive with a disability insurance policy under which the Executive shall receive 75% of the Base Salary in effect at the time of the termination of the Employment Period by reason of the Executive's disability for as long as such period of disability continues.

      D. The Corporation shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder upon presentation of appropriate documentation therefor.

      E. During the Employment Period, the Executive shall be entitled to vacations of 30 business days per annum, with a maximum of 20 consecutive business days to be taken at any one time, during which times the Executive shall be entitled to his full compensation.

      THIRD: Disability. If, during the Employment Period, the Executive shall be unable substantially to perform the duties required of him pursuant to the provisions of this Employment Agreement due to any disability for a period of 180 days in any 12 consecutive months, the Corporation shall have the right to terminate the Executive's employment pursuant to this Employment Agreement by giving not less than 30 days' written notice to the Executive, at the end of which time, if such disability has continued, the Executive's employment shall be terminated.  The
Executive shall retain his status and continue to receive his full compensation hereunder during the period prior to any

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termination hereunder because of a disability.  As used in this
Employment Agreement, the term "disability" shall mean the inability of the Executive to perform his duties under this Employment Agreement by reason of a non-intentionally self-inflicted medical disability, including mental or physical illness, as certified by a physician mutually agreed upon by the Executive and the Corporation.

      FOURTH: Termination For Cause. The Corporation shall have the right to terminate the Executive's employment pursuant to this Employment Agreement for "cause" only in accordance with the provisions of this Article FOURTH. Such termination shall require a good faith determination by a majority vote of the Corporation's Board of Directors that the termination of this Employment Agreement is necessary for cause. As used in this Employment Agreement, the term "cause" shall mean only (a) the conviction of (or a plea of nolo contendere by) the Executive for a felony under state or federal law, unless the Executive performed the acts underlying such felony in good faith and in a manner the Executive reasonably believed to be in or not opposed to the best interests of the Corporation; or (b) the material breach by the Executive of the provisions of this Employment Agreement; provided, however, that the Corporation shall have given the Executive written notice specifying such breach and permitted the Executive to cure such breach within the period of 30 days after receipt of such notice if such breach is subject to cure in the sole determination of the Board of Directors or, to the extent such breach cannot be cured within 30 days, the Executive shall have begun to cure such breach and shall diligently pursue any and all actions necessary to cure such breach. In the event of a termination for cause pursuant to this Article FOURTH, the Executive shall be entitled to receive only the benefits set forth in part C of Article EIGHTH hereof.

      FIFTH:  Non-Competition and Non-Solicitation.   A.  The
Executive agrees, to the extent permitted by law, that neither he nor his spouse nor any of his minor children shall, during the Executive's employment with the Corporation and during the period terminating on the earlier to occur of August 31, 2000 or the first anniversary of the termination of such employment, directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or be a director or employee of, or a consultant to, any business, firm or corporation which is conducting any business which is substantially similar to or competes in any substantial respect with the business of the Corporation; provided, however, that the provisions of this Article FIFTH shall not apply to passive investments by the Executive in shares of stock registered under the Securities Exchange Act of 1934 which (i) shall have an initial cost of less than $200,000 or (ii) shall constitute less than five percent of the outstanding shares of such stock.

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
      B. In addition, the Executive agrees that he shall not, during the Employment Period and for one year thereafter, (i) persuade or attempt to persuade any video game software developer, licensor, supplier or other person providing services or goods to the Corporation not to do business with the Corporation or to reduce the amount of business it does with the Corporation; (ii) persuade or attempt to persuade any customer or potential customer not to do business with the Corporation or to reduce the amount of business it does with the Corporation; (iii) solicit for himself or any person other than the Corporation the business of any video game software developer, licensor, supplier or other person providing services or goods to the Corporation, or customer or potential customer who did business with the Corporation within one year prior to the termination of the Employment Period; (iv) persuade or attempt to persuade any employee of the Corporation, or any individual who was its employee during the one year prior to termination of the Employment Period, to leave the Corporation's employ or to become employed by any person other than the Corporation; nor (v) if he shall voluntarily terminate his employment, perform any consulting services for any person, partnership, corporation, or other entity who has engaged in business with the Corporation during the one year immediately preceding such termination. The Executive also agrees that, during the Employment Period and at all times thereafter, he shall not disclose or use any confidential, proprietary or secret information, including without limitation, trade secrets of the Corporation, relating to the Corporation or any of its customers or video game software developers, licensors, suppliers or other persons providing goods or services to the Corporation with which it does business, other than information already in the public domain.

      SIXTH: Equitable Remedy. The Executive acknowledges and agrees that, because of the unique and extraordinary nature of his services, any breach of the provisions of Article FIFTH hereof will cause irreparable injury and incalculable harm to the Corporation and that it shall, accordingly, be entitled to injunctive or other equitable relief.

      SEVENTH: Indemnification. The Corporation shall indemnify the Executive (and his legal representatives or other successors) to the fullest extent permitted by the laws of the State of Delaware and its existing certificate of incorporation and by-laws, and the Executive shall be entitled to the protection of any insurance policies the Corporation may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him (or his legal representatives or other successors) in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director or officer or employee of the Corporation and its subsidiaries and affiliates including, without limitation, any joint venture or

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partnership in which the Corporation or any of its subsidiaries has an interest.

      EIGHTH: Termination Benefits. A. If, on or prior to the March 31 immediately preceding the termination of the Employment Period, the Corporation shall not have offered to extend the Executive's employment with the Corporation for a minimum of three years upon terms and conditions at least as favorable to the Executive as those contained in this Employment Agreement, including, without limitation, the provisions of this Article EIGHTH, then the Corporation shall pay to the Executive, as a termination benefit, in a lump sum, on or prior to the date of the termination of the Employment Period, in cash, an amount equal to the total cash compensation (Base Salary and Bonus) paid to or accrued with respect to the Executive by the Corporation during the 12-month period immediately preceding the termination of the Employment Period; provided, however, that if the term of this Employment Agreement is subsequently extended, the Executive shall not be entitled to receive the payment contemplated hereby. In no event are the benefits provided by this part A of Article EIGHTH hereof applicable to the termination of the Executive pursuant to Article FOURTH hereof.

     B. (i) If there shall occur a "Change in Control" (as hereinafter defined) of the Corporation and the Executive's "Circumstances of Employment" (as hereinafter defined) shall have changed, (a) the Executive shall have the right to terminate his employment pursuant to this Employment Agreement by written notice to the Corporation and (b) notwithstanding anything to the contrary contained in the Corporation's 1988 Stock Option Plan, in the stock option agreements between the Corporation and the Executive or in the stock option certificates delivered to the Executive, all options granted to the Executive prior to the effective date of such Change in Control shall become immediately vested and exercisable in full.

     (ii) In the event of the termination by the Executive of his employment pursuant to part B (i)(a) of this Article EIGHTH or if, within one year subsequent to a Change in Control, the Corporation shall terminate the Executive's employment pursuant to this Employment Agreement, other than for cause pursuant to Article FOURTH hereof, then the Corporation shall pay to the Executive, within 60 days of such termination, in cash, the "Special Severance Payment" (as hereinafter defined).


      (iii)  A "Change in Control" shall be deemed to occur upon
(a) the sale by the Corporation of all or substantially all of its assets to any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), the consolidation of the Corporation with any person, or the merger of the Corporation with any person as a result of which merger the Corporation is not the surviving entity as a publicly held corporation, or (b) the sale or transfer or issuance of shares of

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
common stock, par value $0.02 per share ("Shares"), of the Corporation by the Corporation and/or any one or more of its stockholders (other than the Executive or James Scoroposki), as the case may be, in one or more transactions, related or unrelated, to one or more persons as a result of which any person and its "affiliates" (as hereinafter defined), other than the Executive or James R. Scoroposki, shall own more than 15% of the outstanding Shares, unless such sale or transfer has been approved in advance by the Board of Directors of the Corporation. An "affiliate" shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any other person. Nothing contained in this part B (iii) shall limit or restrict the right of the Executive, in his capacity as a member of the Board of Directors, from participating in any discussions or voting on any matter referred to in this part B at any meeting of the Board of Directors.

    (iv) The Executive's "Circumstances of Employment" shall have changed if there shall have occurred any of the following events: (a) a material reduction or change in the Executive's duties or reporting responsibilities; (b) a breach by the Corporation of any provision of this Employment Agreement; (c) a reduction in the fringe benefits made available by the Corporation to the Executive; (d) a material diminution in the Executive's status, working conditions or economic benefits; or
(e) any action which substantially impairs the prestige or esteem of the Executive in relation to any other employee of the Corporation.

     (v) The "Special Severance Payment" shall mean a lump sum payment equal to the sum of (a) the product of three and the Base Salary, (b) the product of three and the largest Bonus paid to or accrued with respect to the Executive by the Corporation for the three fiscal years immediately preceding the termination of the Executive's employment and (c) any other compensation owed to the Executive pursuant to this Agreement at the time of such termina-tion.

     C. If the Executive's employment hereunder is terminated by the Corporation for cause pursuant to Article FOURTH hereof, the Corporation shall pay to the Executive, in lieu of any other payments hereunder, an amount equal to the Base Salary and Bonus actually accrued with respect to the Executive to the date of termination.

     NINTH:    Tax Indemnification.      A.  In the event that,
as a result of any of the payments or other consideration provided for or contemplated by this Employment Agreement or otherwise, a tax (an "Excise Tax") shall be imposed upon the Executive or threatened to be imposed upon the Executive by virtue of the application of Section 4999(a) of the Internal Revenue Code of 1986 (the "Code") as now in effect or as the same

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
may at any time or from time to time be amended or any similar provisions of State or local tax law, the Corporation shall indemnify and hold the Executive harmless from and against all such taxes (including additions to tax, penalties and interest and additional Excise Taxes, whether applicable to payments pursuant to the provisions of this Agreement or otherwise) incurred by, or imposed upon, the Executive and all expenses arising therefrom. Each indemnity payment to be made by the Corporation hereunder shall be increased by the amount of all Federal, State and local tax liabilities (including additions to tax, payroll taxes, penalties and interest and Excise Tax) incurred by, or imposed upon, the Executive so that the effect of receiving all such payments will be such that the Executive shall be held harmless on an after-tax basis from the amount of all Excise Taxes imposed upon payments made to the Executive by the Corporation pursuant to this Agreement and otherwise other than pursuant to this part A and all taxes, penalties and interest and Excise Taxes with respect to payments pursuant to this part A under the laws of all Federal, State and local taxing authorities and so that the Executive shall not incur any out-of-pocket costs or expenses of any kind or nature on account of the Excise Tax and the receipt of the indemnity payments to be made by the Corporation pursuant hereto.

      B. Each indemnity payment to be made to the Executive pursuant to part A of this Article NINTH shall be payable within fifteen business days of delivery of a written request (a "Request") for such payment to the Corporation (which request may be made prior to the time the Executive is required to file a tax return showing a liability for an Excise Tax or other tax). A Request shall set forth the amount of the indemnity payment due to the Executive and the manner in which such amount was calculated and the Executive shall thereafter submit such other evidence of the indemnity to which the Executive is entitled as the Corporation shall reasonably request. All such information shall, if the Corporation shall request, be set forth in a statement signed by a nationally recognized accounting firm or a partner thereof and the Corporation shall pay all fees and expenses of such accounting firm incurred in the preparation thereof.


      C. The Executive agrees to notify the Corporation (i) within fifteen business days of being informed by a representative of the Internal Revenue Service (the "Service") or any State or local taxing authority that the Service or such authority intends to assert that an Excise Tax is or may be payable, (ii) within fifteen business days of the Executive's receipt of a revenue agent's report (or similar document) notifying the Executive that an Excise Tax may be imposed and
(iii) within fifteen business days of the Executive's receipt of a Notice of Deficiency under Section 6212 of the Code or similar provision under State or local law which is based in whole or in

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part upon an Excise Tax and/or a payment made to the Executive pursuant to part A of this Article NINTH.

      D. After receiving any of the aforementioned notices, and subject to the Executive's right to control any and all administrative and judicial proceedings with respect to, or arising out of, the examination or the Executive's tax returns, except as such proceedings relate to an Excise Tax, the Corporation shall have the right (i) to examine all records, files and other information and documentation in the Executive's possession or under the Executive's control, (ii) to be present and to participate, to the extent desired, in all administrative and judicial proceedings with respect to an Excise Tax, including the right to appear and act for the Executive at such proceedings in resisting any contentions made by the Service or a State or local taxing authority with respect to an Excise Tax and to file any and all written responses in connection therewith, (iii) to forego any and all administrative appeals, proceedings, hearings and conferences with the Service or a State or local taxing authority with respect to an Excise Tax on the Executive's behalf, and (iv) to pay any tax increase on the Executive's behalf and to control all administrative and judicial proceedings with respect to a claim for refund from the Service or State or local taxing authority with respect to such tax increase.

      E. The Corporation shall be solely responsible for all reasonable legal and accounting or other expenses (whether of the Executive's representative or the representative of the Corporation) incurred in connection with any such administrative or judicial proceedings insofar as they relate to an Excise Tax or other tax increases resulting therefrom and the Executive agrees to execute and file, or cause to be executed and filed, such instruments and documents, including, without limitation, waivers, consents and Powers of Attorneys, as the Corporation shall reasonably deem necessary or desirable in order to enable it to exercise the rights granted to it pursuant to part D of this Article NINTH.

      F. The liability of the Corporation shall not be affected by the Executive's failure to give any notice provided for in part E of this Article NINTH unless such failure materially prejudices its ability to defend itself as provided for. The Executive may not compromise or settle a claim which he is indemnified against hereunder without the consent of the Corporation, unless the Executive can establish by a preponderance of the evidence that the decision of the Corporation was not made in the good faith belief that a materially more favorable result could be obtained by continuing to defend against the claim (or prosecute a claim for refund).

     TENTH: Costs of Enforcement. In the event that the Executive incurs any costs or expenses, including attorneys' fees, in the enforcement of his rights under this Employment

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Agreement or under any other plan for the benefit of the
employees of the Corporation, then, unless the Corporation is wholly successful in defending against the enforcement of such rights (in which event the Executive shall promptly pay to the Corporation all of its costs and expenses), the Corporation shall promptly pay to the Executive all such costs and expenses.

      ELEVENTH: Notices. All notices hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, if intended for the Corporation shall be addressed to it, attention of its Secretary, 71 Audrey Avenue, Oyster Bay, New York 11771, with a copy to Rosenman & Colin, 575 Madison Avenue, New York, New York 10022, Attention: Eric M. Lerner, Esq., or at such other address of which the Corporation shall have given notice to Executive in the manner herein provided; and if intended for the Executive, shall be mailed to him at the address of the Executive first set forth above or at such other address of which the Executive shall have given notice to the Corporation in the manner herein provided.

      TWELFTH: Entire Agreement. This Employment Agreement constitutes the entire understanding among the parties with respect to the matters referred to herein and no waiver of or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. All prior and contemporaneous agreements and understandings with respect to the subject matter of this Employment Agreement are hereby terminated and superseded by this Employment Agreement.

     THIRTEENTH: Severability. If any provision of this Employ-ment Agreement is invalid, illegal or unenforceable, the balance of this Employment Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

     FOURTEENTH:  Assignability.  This Employment Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns.

     FIFTEENTH: Law. This Employment Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

     SIXTEENTH: Withholding. The Corporation shall be entitled to withhold from amounts payable to the Executive hereunder such amounts as may be required by applicable law.

     SEVENTEENTH: Section Headings. The Section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                              ACCLAIM ENTERTAINMENT, INC.

                              By  /s/
                                  Name:  James Scoroposki
                                  Title: Senior Executive Vice
                                            President

                                  /s/
                                  GREGORY E. FISCHBACH

     AMENDMENT NO. 1, dated as of December 8, 1994, to that certain Employment Agreement, dated as of September 1, 1994, between Acclaim Entertainment, Inc., a Delaware corporation (the "Corporation"), and GREGORY E. FISCHBACH (the "Executive"), an individual residing at 28 Cooper Road, Scarsdale, New York 10583 (as so amended, the "Employment Agreement").

                      W I T N E S S E T H :

     WHEREAS, the Executive has been employed by the Corporation pursuant to the Employment Agreement and desires to continue in its employ, and the Corporation desires to continue to employ the Executive and to make certain changes to the terms of the Employment Agreement.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     FIRST:    Part A of Article SECOND of the Employment
Agreement is hereby amended to be and to read in its entirety as follows:

               "SECOND: A. The Corporation shall pay to the Executive, and the Executive shall accept from the Corporation, for the Executive's services during the Employment Period, (i) a salary at the rate of $775,000 per annum (the "Base Salary"), payable in accordance with the Corporation's customary executive payroll policy as in effect from time to time, but not less frequently than monthly, and (ii) a bonus (the "Bonus") with respect to each fiscal year during the Employment Period, payable not later than 120 days after the end of such fiscal year (whether or not such payment date is during the Employment Period), in an amount equal to 3.25% of the net pre-tax profits (but without giving effect to the expense related to the payment of such bonus to the Employee) reflected in the Corporation's audited financial statements for such fiscal year."

     SECOND:   If the stockholders of the Corporation shall not
approve the terms of this Amendment No. 1 to the Employment Agreement on or prior to August 31, 1995, this Amendment No. 1 shall be null and void and shall have no further force and effect.

     THIRD:    Subject to the terms of Article SECOND hereof, the
parties hereto hereby agree that all references in the Employment
Agreement to the "Employment Agreement" shall include this Amendment No. 1 to the Employment Agreement.

     FOURTH:   Except as expressly amended hereby and subject to
the terms of Article SECOND hereof, all other terms and conditions of the Employment Agreement shall remain in full force and effect in accordance with the original terms thereof.

     FIFTH:    Subject to the terms of Article SECOND hereof, all
prior or contemporaneous agreements, contracts, promises, representations and statements, if any, among the parties hereto, or their representatives, concerning the subject matter hereof, are merged into this Amendment No. 1 to the Employment Agreement and this Amendment No. 1 to the Employment Agreement and the Employment Agreement, as so amended, shall constitute the entire agreement among them with respect to the subject matter hereof. No waiver or modification of the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth.

     SIXTH:    This Amendment No. 1 to the Employment Agreement
may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Employment Agreement as of the day and year first above written.

                              ACCLAIM ENTERTAINMENT, INC.

                              By  /s/
                                  Name:  James Scoroposki
                                  Title: Senior Executive Vice
                                            President

                                  /s/
                                  GREGORY E. FISCHBACH